UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 10, 2022

Stanley Black & Decker, Inc.

(Exact Name of Registrant as Specified in its Charter)

Connecticut	1-5224	06-0548860
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Stanley Drive, New Britain, Connecticut	06053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (860) 225-5111

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $2.50 Par Value per Share	SWK	New York Stock Exchange
Corporate Units	SWT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Stanley Black & Decker, Inc. (NYSE: SWK) (the “Company”) today announced the pricing of 750,000 shares of its Series D Cumulative Perpetual Convertible Preferred Stock, with no par value and the liquidation preference fixed at $1,000 per share (the “Convertible Preferred Stock”), originally issued on November 13, 2019 as part of the Company’s corporate units (the “Corporate Units”). The remarketing is expected to settle on November 15, 2022, subject to customary closing conditions.

Prior to the remarketing, the Convertible Preferred Stock (i) did not bear any dividends; (ii) was convertible only upon the occurrence of certain fundamental change events, and, subject to adjustment, the initial conversion rate was 5.2263 shares of the Company’s common stock per share, which was equivalent to a conversion price of approximately $191.34 per share of the Company’s common stock; and (iii) was redeemable from and after December 22, 2022, at a redemption price equal to 100% of the liquidation preference thereof, plus any accumulated and unpaid dividends.

Following the settlement of the remarketing, holders of the Convertible Preferred Stock will be entitled to receive when, as and if declared by the Company’s board of directors, cumulative dividends, solely in cash, quarterly in arrears at a fixed rate equal to (i) 7.50% per annum of the $1,000 per share liquidation preference (equivalent to $75.00 per annum per share) for dividend periods from, and including, November 15, 2022 to, but excluding, December 22, 2022 (the “dividend step-up date”), and (ii) 9.00% per annum of the $1,000 per share liquidation preference (equivalent to $90.00 per annum per share) for dividend periods from, and including, the dividend step-up date. In addition, following the settlement of the remarketing, the earliest redemption date applicable to the Convertible Preferred Stock will remain December 22, 2022 and the Convertible Preferred Stock will have an initial conversion rate of 5.2263 shares of the Company’s common stock per share of the Convertible Preferred Stock, which is equivalent to an initial conversion price of approximately $191.34, subject to adjustment. Holders of shares of the Convertible Preferred Stock will have a right to convert their shares at their option, at any time and from time to time, into, at the Company’s election, cash, shares of the Company’s common stock or a combination thereof, unless the Company has previously irrevocably elected a settlement payment method to apply. The other terms of the Convertible Preferred Stock will not change in connection with the remarketing. The Company intends to redeem for cash all outstanding shares of the Convertible Preferred Stock on December 22, 2022, subject to the closing of the remarketing, approval by the board of directors and customary legal requirements.

Citigroup Global Markets Inc. (“Citigroup”) is acting as remarketing agent in the remarketing.

The proceeds of the remarketing of the Convertible Preferred Stock will be $750 million, before expenses and a remarketing fee payable to the remarketing agent, and will provide to the holders of the Corporate Units the consideration necessary to satisfy their obligations under the related purchase contracts. The purchase contracts obligate the holders of Corporate Units to purchase shares of the Company’s common stock on November 15, 2022 for $750 million in the aggregate, and the Convertible Preferred Stock is pledged to secure the purchase contract obligations of such holders.

This filing does not constitute an offer to sell, or a solicitation of an offer to buy the securities described herein. The remarketing has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and is being conducted pursuant to an exemption from such registration requirements. Any shares of Convertible Preferred Stock subject to the remarketing may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY BLACK & DECKER, INC.

Date: November 10, 2022	By:	/s/ Janet M. Link
	Name:	Janet M. Link
	Title:	Senior Vice President, General Counsel and Secretary